Exhibit 23.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use within this Registration Statement on Form S-11 of Trade Street Residential, Inc. of our report dated April 3, 2013 relating to the statement of revenues and certain expenses of Woodfield Creekstone for the period from August 1, 2012 (inception of operations) through December 31, 2012. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Mallah Furman

Miami, Florida

November 12, 2013